 EXHIBIT 4

AMENDED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of National Holdings Corporation, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 2nd day of May, 2016.

NATIONAL SECURITIES GROWTH PARTNERS LLC

By:	/s/ Robert B. Fagenson
Name: Robert B. Fagenson
Title: President and Chief Executive Officer

ROBERT B. FAGENSON

/s/ Robert B. Fagenson
Robert B. Fagenson